MERRILL LYNCH & CO.
                 SALOMON BROTHERS INC               SMITH BARNEY INC.

                               TEXAS UTILITIES COMPANY
                                  Offer to Purchase
                                Any and All Shares of
                           TEXAS UTILITIES ELECTRIC COMPANY

     $4.00 Preferred Stock (Dallas Power Series), CUSIP No. 882850 40 7
         $4.00 Preferred Stock (Texas Electric Series), CUSIP No. 882850 87 8
          $4.00 Preferred Stock (Texas Power Series), CUSIP No. 882850 75 3
                     $4.24 Preferred Stock, CUSIP No. 882850 30 8
                     $4.44 Preferred Stock, CUSIP No. 882850 71 2
                     $4.50 Preferred Stock, CUSIP No. 882850 20 9
         $4.56 Preferred Stock (Texas Electric Series), CUSIP No. 882850 86 0
          $4.56 Preferred Stock (Texas Power Series), CUSIP No. 882850 74 6
                     $4.64 Preferred Stock, CUSIP No. 882850 85 2
                     $4.76 Preferred Stock, CUSIP No. 882850 72 0
                     $4.80 Preferred Stock, CUSIP No. 882850 50 6
                     $4.84 Preferred Stock, CUSIP No. 882850 73 8
                     $5.08 Preferred Stock, CUSIP No. 882850 84 5
               $6.375 Cumulative Preferred Stock, CUSIP No. 882850 43 1
               $6.98 Cumulative Preferred Stock, CUSIP No. 882850 46 4
               $7.98 Cumulative Preferred Stock, CUSIP No. 882850 47 2
      Adjustable Rate Cumulative Preferred Series A Stock, CUSIP No. 882850 59 7
          $2.05 Depositary Shares, each representing 1/4 share of the $8.20
                   Cumulative Preferred Stock, CUSIP No. 882850 48 0
        $1.875 Depositary Shares, Series A, each representing 1/4 share of the
                          $7.50 Cumulative Preferred Stock,
                                CUSIP No. 882850 44 9
        $1.805 Depositary Shares, Series B, each representing 1/4 share of the
                           $7.22 Cumulative Preferred Stock,
                                 CUSIP No. 882850 41 5

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               THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
       12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 21, 1997,
                        UNLESS THE OFFER IS EXTENDED.
      -------------------------------------------------------------------------



                                                               February 24, 1997
     To Brokers, Dealers, Commercial
      Banks, Trust Companies and
      Other Nominees:

          In our capacity as Dealer Managers, we are enclosing the material listed below relating to the offer by Texas Utilities Company, a Texas corporation (the "Offeror"), to purchase any or all shares (the "Shares") of each series of the Preferred Stock and the Depositary Shares listed above (each a "Series"), at the price per Share indicated for each Series, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 24, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). The Offeror will purchase all Shares of each Series validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer (as described in the Offer to Purchase).

          The purchase price will be paid in cash, net to the seller, with respect to all Shares purchased.

          THE OFFER WITH RESPECT TO EACH SERIES IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF SUCH SERIES BEING TENDERED. The Offer is, however, subject to other conditions. See "Certain Conditions of the Offer" in the Offer to Purchase.

          We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible.

          Subject to the receipt of a properly completed and duly executed notice of solicited tenders as described herein, the Offeror will pay to a Soliciting Dealer (as defined herein) a solicitation fee ("Soliciting Dealer Fee"), for Shares that are tendered, accepted for payment and paid for pursuant to the Offer, covered by a Letter of Transmittal which designates, as having solicited and obtained the tender, the name of (i) any broker or dealer in securities, including the Dealer Manager in its capacity as a broker or dealer, which is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were a NASD member, or (iii) any bank or trust company (each of which is referred to herein as a "Soliciting Dealer"). The Soliciting Dealer Fee shall be equal to $.50 per Share for any Shares of the $6.375 Series and the $6.98 Series, $1.50 per Share for any Shares of any other Series of Preferred Stock, except the Adjustable A Series, and $.375 for any of the Depositary Shares in transactions for beneficial owners of fewer than 2,500 Shares of Preferred Stock or 10,000 Depositary Shares. With respect to transactions for beneficial owners of 2,500 or more Shares of Preferred Stock or 10,000 or more Depositary Shares, the Soliciting Dealer Fee shall be $1.00 per Share for any Series of Preferred Stock other than the $6.375 Series, the $6.98 Series and the Adjustable A Series, and $.25 per Share for any Series of Depositary Shares; provided that such fees shall be paid 80% to the Dealer Managers and 20% to the Soliciting
     Dealers. Soliciting Dealers will include any of the organizations described in clauses (i), (ii) and (iii) above even when the activities of such organizations in connection with the Offer consist solely of forwarding to clients materials relating to the Offer, including the Letter of Transmittal, and tendering Shares as directed by beneficial owners thereof. No Soliciting Dealer is required to make any recommendation to holders of Shares as to whether to tender or refrain from tendering in the Offer. No assumption is made, in making payment to any Soliciting Dealer, that its activities in connection with the Offer included any activities other than those described above, and for all purposes noted in all materials relating to the Offer, the term "solicit" shall be deemed to mean no more than "processing shares tendered" or "forwarding to customers materials regarding the Offer."
     No solicitation fee shall be payable to a Soliciting Dealer in respect of Shares (i) beneficially owned by such Soliciting Dealer or
     (ii) registered in the name of such Soliciting Dealer unless such Shares are held by such Soliciting Dealer as nominee and such Shares are being tendered for the benefit of one or more beneficial owners identified on the Letter of Transmittal or the Notice of Solicited Tenders. No such fee shall be payable to a Soliciting Dealer with respect to the tender of Shares by a holder unless the Letter of Transmittal accompanying such tender designates such Soliciting Dealer. No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No Soliciting Dealer may, until the expiration of the Offer, buy, sell, deal or trade in the Shares for its own account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Offeror, the Company, the Depositary (as defined below), the Dealer Manager or the Information Agent for purposes of the Offer.

          The Offeror will also, upon request, reimburse Soliciting Dealers for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. The Offeror will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

          In order for a Soliciting Dealer to receive a Soliciting Dealer Fee, The Bank of New York, as Depositary (the "Depositary") must have received from such Soliciting Dealer a properly completed and duly executed Notice of Solicited Tenders in the form attached hereto (or facsimile thereof) within three business days after the expiration of the Offer.

          For your information and for forwarding, as appropriate, to your clients, we are enclosing the following documents:

               1. The Offer to Purchase.

               2. The Letter of Transmittal for your use and for the information of your clients.

               3. The Notice of Solicited Tenders.

               4. The Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase).

               5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9, providing information relating to backup federal income tax withholding.

               6. A return envelope addressed to The Bank of New York, the Depositary.

          WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 21, 1997, UNLESS THE OFFER IS EXTENDED.

          The Offeror, the Company and the Board of Directors and Management of the Offeror and of the Company make no recommendation to any shareholder as to whether to tender any or all shares of any Series pursuant to the Offer. Shareholders must make their own decisions as to whether to tender shares of any Series pursuant to the Offer and, if so, how many shares to tender.


          Any questions or requests for assistance or additional copies of the enclosed materials may be directed to D.F. King & Co., Inc., the Information Agent, or to us, as Dealer Managers, at the respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                      Very truly yours,


                                      MERRILL LYNCH & CO.
                                      SALOMON BROTHERS INC
                                      SMITH BARNEY INC.

          NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE OFFEROR, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.